Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports Strong Third Quarter 2022 Results Despite Continued Macroeconomic Headwinds

CORAL GABLES, FL. - November 2, 2022 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the third quarter ended September 30, 2022.

Financial highlights for the third quarter 2022:

Fresh Del Monte Produce Inc. and Subsidiaries
(U.S. dollars in millions, except per share data) - (Unaudited)
	Quarter Ended
	September 30, 2022	October 1, 2021
Net sales	$1,053.5	$1,004.8
Gross profit	$88.0	$48.9
FDP net income(1)	$33.3	$1.3
Diluted EPS(2)	$0.69	$0.03
Adjusted diluted EPS(3)	$0.54	$0.01
Adjusted EBITDA(3)	$57.8	$26.2
Adjusted EBITDA margin(3)	5.5%	2.6%
Dividend payout	$0.15/per share	$0.15/per share

"We delivered solid performance across our business generating strong net sales and profitability despite continued macroeconomic headwinds," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer.

"We continue to make investments to grow our business focused on technology, product innovation, and diversification, including new higher-margin product offerings in the ready-to-eat and convenience category and an investment in blockchain-driven traceability technology."

Mr. Abu-Ghazaleh added, "Our team’s efforts enabled us to thrive this quarter in the face of wide-range challenges, including persistent inflation, geopolitical risks, and volatility in the fuel market. I remain confident in our growth path grounded on profitable sales, disciplined expense management, digital transformation, and sustainability — all while remaining true to our core mission of high-quality fresh and fresh-cut fruit and vegetables.”

Net sales for the third quarter of 2022 increased $48.7 million, or 5%, compared with the prior-year period. Net sales primarily benefited from inflation-justified price increases. The increase in net sales was partially offset by the negative impact of fluctuations in exchange rates, primarily versus the euro, Japanese yen, Korean won and British pound compared with the prior-year period. The negative impact of fluctuations in exchange rates was partially mitigated by our foreign currency hedges.

Gross profit for the third quarter of 2022 was $88.0 million compared with $48.9 million in the prior-year period driven by increases across all our segments. The increase in gross profit primarily relates to higher consolidated net sales and product mix in our fresh and value-added products segment. The increase was partially offset by higher per unit production and distribution costs, including packaging material, fertilizer, ocean and inland freight, fuel and labor.

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Fresh Del Monte Produce Inc.

Operating income for the third quarter of 2022 was $51.0 million compared with $1.3 million in the prior-year period, and Adjusted operating income(3) was $41.2 million compared with $0.3 million in the prior-year period. The increase in operating income was primarily due to higher gross profit, a $9.9 million one-time benefit related to a reduction in a North America environmental reserve and lower advertising expenses. Adjusted operating income(3) excludes the above-mentioned one-time benefit.

Other expense, net for the third quarter of 2022 was $9.1 million compared with $1.8 million in the prior-year period. The increase in other expense, net is mainly due to higher foreign currency related losses.

FDP net income(1) for the third quarter of 2022 was $33.3 million compared with $1.3 million in the prior-year period and Adjusted FDP net income(3) was $25.9 million compared with $0.7 million in the prior-year period.

Adjusted EBITDA(3) for the third quarter of 2022 was $57.8 million compared with $26.2 million in the prior-year period, and corresponding Adjusted EBITDA margin(3) was 5.5% compared with 2.6% in the prior-year period.

(1) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.
(2) "Diluted EPS" represents diluted earnings per share and is calculated as FDP net income divided by diluted weighted average shares.
(3) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

Third Quarter 2022 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 30, 2022					October 1, 2021
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$599.8	57%	$55.1	62%	9.2%	$601.2	60%	$41.6	85%	6.9%
Banana	388.4	37%	22.6	26%	5.8%	365.3	36%	3.7	8%	1.0%
Other products and services	65.3	6%	10.3	12%	15.7%	38.3	4%	3.6	7%	9.4%
	$1,053.5	100%	$88.0	100%	8.3%	$1,004.8	100%	$48.9	100%	4.9%

	Nine months ended
	September 30, 2022					October 1, 2021

	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$2,004.9	59%	$148.9	58%	7.4%	$1,906.0	59%	$152.1	58%	8.0%
Banana	1,216.1	36%	82.6	32%	6.8%	1,210.2	37%	101.8	38%	8.4%
Other products and services	181.4	5%	27.0	10%	14.9%	118.4	4%	10.1	4%	8.5%
	$3,402.4	100%	$258.5	100%	7.6%	$3,234.6	100%	$264.0	100%	8.2%
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Fresh Del Monte Produce Inc.

Third Quarter 2022 Business Segment Performance
Fresh and Value-Added Products
Net sales for the third quarter of 2022 remained relatively in line when compared with the prior-year period at $599.8 million. The segment realized higher net sales across key product categories, including pineapple and fresh-cut fruits, related to inflation-justified price increases. The increase was predominantly offset by lower net sales of avocados and fresh-cut vegetables as a result of lower sales volume. Net sales were also negatively impacted by fluctuations in exchange rates in Europe and Asia.

Gross profit for the third quarter of 2022 was $55.1 million compared with $41.6 million in the prior-year period. Segment gross profit benefited from product mix of higher-margin categories, including pineapples and prepared foods. The increase in gross profit was partially offset by higher costs across the board. Specifically, higher costs of packaging materials, fertilizers, ocean and inland freight, fuel and labor impacted per unit production and distribution costs. As a result of these factors, gross margin increased to 9.2% compared with 6.9% in the prior-year period.

Banana

Net sales for the third quarter of 2022 increased by $23.1 million compared with the prior-year period. The increase in net sales relates to higher per unit sales prices due to a combination of (1) inflation-justified price increases, (2) contractually indexed fuel and freight surcharges within certain of our contracts, (3) our strategic sourcing decisions in response to market conditions and (4) atypical seasonally low industry supply in certain markets in the third quarter of 2022. Conversely, in the third quarter of 2021 the banana segment was impacted by excess industry supply in the marketplace. The increase was partially offset by the negative impact of fluctuations in exchange rates in Europe and Asia.

Gross profit for the third quarter of 2022 was $22.6 million compared with $3.7 million in the prior-year period. The increase in gross profit was primarily driven by higher net sales, partially offset by higher per unit distribution costs, including ocean and inland freight, and higher per unit production costs. As a result of these factors, gross margin increased to 5.8% compared with 1.0% in the prior-year period.

Other Products and Services

Net sales for the third quarter of 2022 increased by $27.0 million, or 70%, compared with the prior-year period, mainly due to higher net sales of third-party freight services. Our fleet of vessels has enabled the expansion of commercial cargo services, which benefited from elevated shipping rates and demand due to market logistical conditions.

Gross profit for the third quarter of 2022 increased by $6.7 million compared with the prior-year period driven by higher net sales of third-party freight services. Gross margin increased to 15.7% from 9.4% in the prior-year period.

Cash Flows

Net cash provided by operating activities for the first nine months of 2022 was $105.7 million compared with $151.6 million in the prior-year period. The decrease was primarily attributable to higher working capital and lower net income compared with the first nine months of 2021.

Total Long Term Debt

Total long-term debt increased to $486.1 million at the end of the third quarter of 2022 from $476.9 million at the end of the third quarter of 2021.

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Fresh Del Monte Produce Inc.

Quarterly Cash Dividend

On November 1, 2022, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on December 9, 2022 to shareholders of record on November 16, 2022.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Statement of Operations:	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Net sales	$1,053.5	$1,004.8	$3,402.4	$3,234.6
Cost of products sold	965.5	955.9	3,143.9	2,967.1
Other product-related charges	—	—	—	3.5
Gross profit	88.0	48.9	258.5	264.0
Selling, general and administrative expenses	46.8	48.0	139.3	148.3
Gain (loss) on disposal of property, plant and equipment, net	—	0.5	(2.2)	4.2
Asset impairment and other (credits) charges, net	(9.8)	0.1	(8.1)	(0.3)
Operating income	51.0	1.3	125.1	120.2
Interest expense, net	6.0	4.6	17.1	14.9
Other expense, net	9.1	1.8	15.7	5.6
Income before income taxes	35.9	(5.1)	92.3	99.7
Income tax provision (benefit)	3.3	(6.6)	13.9	9.1
Net income	$32.6	$1.5	$78.4	$90.6
Less: Net (loss) income attributable to redeemable and noncontrolling interests	(0.7)	0.2	(1.9)	(0.6)
Net income attributable to Fresh Del Monte Produce Inc.	$33.3	$1.3	$80.3	$91.2
Earnings per share(1):
Basic	$0.70	$0.03	$1.68	$1.92
Diluted	$0.69	$0.03	$1.68	$1.91
Dividends declared per ordinary share	$0.15	$0.15	$0.45	$0.35
Weighted average number of ordinary shares:
Basic	47,835,057	47,535,873	47,775,312	47,494,168
Diluted	47,984,075	47,743,758	47,909,161	47,661,055
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 30, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$27.9	$16.1
Trade and other accounts receivable, net	442.0	437.3
Inventories, net	621.5	602.8
Other current assets	101.8	40.2
Total current assets	1,193.2	1,096.4

Investment in and advances to unconsolidated companies	17.9	8.7
Property, plant and equipment, net	1,321.2	1,415.8
Operating lease right-of-use assets	187.1	199.0
Goodwill	422.2	423.7
Intangible assets, net	136.9	142.8
Other noncurrent assets	117.0	111.7
Total assets	$3,395.5	$3,398.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$581.9	$580.1
Current maturities of debt and finance leases	1.3	1.3
Current maturities of operating leases	38.4	37.0
Other current liabilities	13.1	10.8
Total current liabilities	634.7	629.2

Long-term debt and finance leases	493.7	527.7
Operating leases, less current maturities	121.5	136.0
Other noncurrent liabilities	188.5	231.7
Total liabilities	1,438.4	1,524.6

Redeemable noncontrolling interest	48.4	49.5

Total Fresh Del Monte Produce Inc. shareholders' equity	1,887.8	1,802.3
Noncontrolling interests	20.9	21.7
Total shareholders' equity	1,908.7	1,824.0
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,395.5	$3,398.1

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 30, 2022	October 1, 2021
Operating activities:
Net income	$78.4	$90.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70.2	72.5
Amortization of debt issuance costs	0.5	0.4
Asset impairments	0.2	0.3
Share-based compensation expense	4.9	5.8
Deferred income taxes	0.8	(6.0)
Loss (gain) on disposal of property, plant and equipment, net	2.2	(4.2)
Adjustment of Kunia Well Site accrual	(9.9)	—
Other, net	1.1	(5.4)
Changes in operating assets and liabilities:
Receivables	(24.1)	(13.7)
Inventories	(32.5)	(36.7)
Prepaid expenses and other current assets	(2.2)	4.8
Accounts payable and accrued expenses	16.7	42.8
Other assets and liabilities	(0.6)	0.4
Net cash provided by operating activities	105.7	151.6

Investing activities:
Capital expenditures	(35.8)	(83.4)
Proceeds from sales of property, plant and equipment	7.6	12.5
Cash (paid) received from derivatives not designated as hedges	(0.2)	4.6
Investments in unconsolidated companies	(9.3)	(1.9)
Other investing activities	0.1	1.0
Net cash used in investing activities	(37.6)	(67.2)

Financing activities:
Net repayments on debt	(33.0)	(64.9)
Distributions to noncontrolling interests	(0.9)	(5.2)
Net payments related to share-based awards	(1.6)	(0.4)
Dividends paid	(21.5)	(16.6)
Other financing activities	—	0.4
Net cash used in financing activities	(57.0)	(86.7)
Effect of exchange rate changes on cash	0.7	4.8
Net increase in cash and cash equivalents	11.8	2.5
Cash and cash equivalents, beginning	16.1	16.5
Cash and cash equivalents, ending	$27.9	$19.0

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Fresh Del Monte Produce Inc.

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other (credits) charges, net, gain (loss) on disposal of property, plant and equipment, net, other product-related charges and certain other non-recurring items, if any. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted Gross profit, Adjusted Gross margin, Adjusted Operating income, Adjusted FDP Net income, and Adjusted Diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision (benefit) for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.
Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	September 30, 2022				October 1, 2021
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$88.0	$51.0	$33.3	$0.69	$48.9	$1.3	$1.3	$0.03
Adjustments:
Other product-related charges (1)	—	—	—	—	—	—	—	—
Asset impairment and other (credits) charges, net (2)	—	(9.8)	(9.8)	(0.20)	—	(0.2)	(0.2)	—
(Gain) on disposal of property, plant and equipment, net (3)	—	—	—	—	—	(0.8)	(0.8)	(0.02)
Other adjustments (4)	—	—	—	—	—	—	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	2.4	0.05	—	—	0.2	—
As adjusted	$88.0	$41.2	$25.9	$0.54	$48.9	$0.3	$0.7	$0.01

	Nine months ended
	September 30, 2022				October 1, 2021
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$258.5	$125.1	$80.3	$1.68	$264.0	$120.2	$91.2	$1.91
Adjustments:
Other product-related charges (1)	—	—	—	—	3.5	3.5	3.5	0.07
Asset impairment and other (credits) charges, net (2)	—	(8.1)	(8.1)	(0.17)	—	(0.6)	(0.6)	(0.01)
(Gain) on disposal of property, plant and equipment, net (3)	—	(2.0)	(2.0)	(0.04)	—	(4.5)	(4.5)	(0.09)
Other adjustments (4)	—	—	—	—	—	—	0.1	—
Tax effects of all adjustments and other tax-related items (5)	—	—	2.6	0.05	—	—	(0.5)	(0.01)
As adjusted	$258.5	$115.0	$72.8	$1.52	$267.5	$118.6	$89.2	$1.87

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 30, 2022			October 1, 2021
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$55.1	$22.6	$10.3	$41.6	$3.7	$3.6
Adjustments:
Other product-related charges (1)	—	—	—	—	—	—
Adjusted Gross profit	$55.1	$22.6	$10.3	$41.6	$3.7	$3.6

Adjusted Gross margin (a)	9.2%	5.8%	15.7%	6.9%	1.0%	9.4%

	Nine months ended
	September 30, 2022			October 1, 2021
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$148.9	$82.6	$27.0	$152.1	$101.8	$10.1
Adjustments:
Other product-related charges (1)	—	—	—	4.7	(1.2)	—
Adjusted Gross profit	$148.9	$82.6	$27.0	$156.8	$100.6	$10.1

Adjusted Gross margin (a)	7.4%	6.8%	14.9%	8.2%	8.3%	8.5%
(a) Calculated as Adjusted Gross profit as a percentage of net sales.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended
	September 30, 2022	October 1, 2021	September 30, 2022	October 1, 2021
Net income attributable to Fresh Del Monte Produce Inc.	$33.3	$1.3	$80.3	$91.2
Interest expense, net	6.0	4.6	17.1	14.9
Income tax provision (benefit)	3.3	(6.6)	13.9	9.1
Depreciation & amortization	22.9	25.6	70.2	72.5
Share-based compensation expense	2.1	2.1	4.9	5.8
EBITDA	$67.6	$27.0	$186.4	$193.5

Adjustments:
Other product-related charges (1)	—	—	—	3.5
Asset impairment and other (credits) charges, net (2)	(9.8)	(0.2)	(8.1)	(0.6)
(Gain) on disposal of property, plant and equipment, net (3)	—	(0.8)	(2.0)	(4.5)
Other adjustments (4)	—	0.2	—	0.1
Adjusted EBITDA	$57.8	$26.2	$176.3	$192.0

Net sales	$1,053.5	$1,004.8	$3,402.4	$3,234.6

EBITDA margin (a)	6.4%	2.7%	5.5%	6.0%
(a) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (b)	5.5%	2.6%	5.2%	5.9%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the nine months ended October 1, 2021 primarily consisted of $3.4 million of non-tropical fruit inventory write-offs due to inclement weather in Chile and a $1.3 million inventory write-off incurred in the Middle East, partially offset by a net insurance recovery of $1.2 million associated with hurricane damage to the Company's Guatemala banana operations in the fourth quarter of 2020.

(2)Asset impairment and other (credits) charges, net for the quarter ended September 30, 2022 primarily consisted of a $(9.9) million adjustment to the Company's environmental liability related to the Kunia Well Site (refer to the Form 10-Q for the quarter ended September 30, 2022 for further information on this matter). For the nine months ended September 30, 2022, asset impairment and other (credits) charges, net also included severance expenses in connection with (1) the departure of the Company's former President and Chief Operating Officer and (2) the planned exit from a European facility. Asset impairment and other (credits) charges, net for the nine months ended October 1, 2021 primarily included a $0.8 million insurance recovery associated with hurricane damage to fixed assets in Guatemala, partially offset by severance expense related to the exit from a facility in Europe.

(3)Gain on disposal of property, plant and equipment, net for the nine months ended September 30, 2022 primarily related to a $1.4 million gain on the sale of vacant land in Mexico. Gain on disposal of property, plant and equipment, net for the quarter ended October 1, 2021 primarily related to sale of assets in the Middle East and Europe. For the nine months ended October 1, 2021, gain on disposal of property, plant and equipment, net also included a $2.4 million gain on the sale of a refrigerated vessel and a $1.1 million gain on the sale of vacant land in the Middle East.

(4)Other adjustments for the quarter and nine months ended October 1, 2021 primarily related to the portions of the gain on disposal of property, plant, and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net (loss) income attributable to redeemable and noncontrolling interests.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The nine months ended October 1, 2021 also included a $0.8 million tax benefit associated with the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

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Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the third quarter 2022 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the Mann™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, Fresh Del Monte Produce was ranked as one of "America's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including (a) the Company’s confidence in its growth path and that it will be able to continue to deliver profitable sales, disciplined expense management, digital transformation, and sustainability, (b) the Company’s intent to continue to focus its investments in technology, product innovation, and diversification, and its expectations regarding the impact of such investments on growth, (c) the Company's intent to focus on delivering against the key elements of its sustainable growth strategy, (d) the Company’s expectations regarding broad based cost pressures in the fourth quarter and in 2023 and the impact of such cost pressures on its results of operations, (e) the Company’s expectations regarding exchange rates and its impact on the Company’s financial results, and (f) the Company’s expectations regarding progress towards achieving its target of $100 million in cash proceeds from the Optimization Program. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the ongoing pandemic and the war in Ukraine on our business, suppliers, customers, consumers, employees, and communities, including the inflationary impact on fuel, petroleum-based products such as fertilizer and packaging materials, (ii) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets, (iv) our ability to meet our anticipated cash needs, (v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; disruptions or issues that impact our production facilities or complex logistics network; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) competitive pressures and our ability to realize the full benefits of the inflation driven price increases implemented, (viii) the impact of inflation and foreign currency fluctuations, including the effectiveness of our hedging activities, (ix) the continued shortage of qualified labor, (x) our plans for expansion of our business, including our ability to successfully integrate acquisitions into our operations, and cost savings, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xv) damage to our reputation or brand names or negative publicity about our products, (xvi) exposure to product liability claims and associated regulatory and legal actions, product recalls, or other legal proceedings relating to our business, (xvii) our ability to identify potential buyers for the remaining assets in the Optimization Program and to successfully negotiate and close such sales, and (xviii) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements. These statements and our future plans and performance may also be affected by the factors described in our Annual Report on Form 10-K for the year ended December 31, 2021, along with other reports that we have filed with the Securities and Exchange Commission.

Fresh Del Monte Produce Inc.

For information, contact:
Ana Miranda
Vice President, Global FP&A and Investor Relations
305-520-8433
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